NEWS RELEASE	Contacts:	Carl Annessa, COO
06-004		Hornbeck Offshore Services 985-727-6801

For Immediate Release		Ken Dennard, Managing Partner DRG&E / 832-594-4004

Hornbeck Offshore Denies Responsibility for Recent NJ Oil Spill

Covington, LA – February 16, 2006 – Confirming a press report in a trade publication earlier today, Hornbeck Offshore Services, Inc. (NYSE: HOS) announced that the Company was not responsible for the oil spill that occurred earlier this week into the waters of Arthur Kill near Perth Amboy, New Jersey. According to the United States Coast Guard, the terminal has assumed responsibility for cleaning the spill and has contracted Clean Harbors and Atlantic Response to help with the cleanup.

Carl Annessa, Hornbeck Offshore’s Chief Operating Officer, stated, “There is currently an ongoing investigation by the controlling authorities into this incident with which Hornbeck Offshore is fully cooperating as a witness. One of our double-hulled tank barges, the Energy 8001, was present at the terminal at the time of the spill. However, the Company has been advised that it is not a target of the investigation. As a result, the Company does not expect this incident to have any effect on Hornbeck’s financial condition or results of operations.”

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels service primarily the energy industry.

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103 Northpark Boulevard, Suite 300	Phone:	(985) 727-2000
Covington, Louisiana 70433	Fax:	(985) 727-2006